Form 3 Initial Statement of Beneficial Ownership of Securities

1	Name and Address of Reporting Person

	Howard Amster
	25812 Fairmount Blvd.
	Beachwood, Ohio 44122-2214

2	Date of Event Requiring Statement

	November 12, 2001

3	I.R.S. Identification of Reporting Person (voluntary)


4	Issuer Name and Ticker or Trading Symbol

	Wilshire Financial Services Group Inc. (OTCBB: WFSF)

5	Relationship of Reporting Person to Issuer

X	Director

6	If Amendment, Date of Original		N/A


7	Individual or Joint/Group Filing

	X	Form filed by One Reporting Person

























Table I

1	Title of Security-	Common Stock, Par Value $ .01

		2					3			4
Amount of Securities Owned		Ownership Form	Nature of Indirect
					Direct or Indirect	Beneficial Ownership

	1,362,100				D

	   254,034				I		100% owned corporation

	   243,481				I		83% owner

Table II

1	Title of Derivative Security			N/A

2	Date Exercisable and Expiration		N/A

3	Title and Amount of Securities 		N/A
	Underlying Derivative Security

4	Conversion or Exercise Price			N/A

5	Ownership Form of Derivative			N/A

6	Nature of Indirect Ownership			N/A



Signature of Reporting Person

Howard Amster

Date:	November 14, 2001